Exhibit 10.4

Agreed Form

CLASS B HOLDERS SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is dated as of April 9, 2026, by and among the undersigned (the “Class B Holder”), Constellation Acquisition Corp I, an exempted company and incorporated in the Cayman Islands (“SPAC”), and HiTech Minerals Inc., a Nevada corporation (the “Company”). Each of the Class B Holder, SPAC and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein will have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, SPAC, the Company and certain other Persons party thereto are entering into a Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”).

WHEREAS, as a condition and inducement to the willingness of SPAC and the Company to enter into the Business Combination Agreement, SPAC, the Company and the Class B Holder are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. During the period commencing on the date hereof and ending on the earlier of (i) the Initial Closing and (ii) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 10.1 thereof, the Class B Holder, in their individual capacity as a shareholder of SPAC, hereby irrevocably agrees, at any meeting of the shareholders of SPAC duly called and convened in accordance with the Organizational Documents of SPAC, whether or not adjourned and however called, including at the SPAC Shareholders’ Meeting or otherwise, and in any action by written consent of the SPAC Shareholders, (i) to vote, or cause to be voted, or execute and return, or cause to be executed and returned, an action by written consent with respect to, as applicable, all of their SPAC Shares held of record or beneficially by the Class B Holder as of the date of this Agreement, as set forth in Exhibit A, or to which the Class B Holder acquires record or beneficial ownership after the date hereof and prior to the Initial Closing (collectively, the “Subject SPAC Equity Securities”) in favor of each of the Transaction Proposals, in each case, to the extent the Subject SPAC Equity Securities are entitled to vote thereon or consent thereto, (ii) when such meeting is held, appear at such meeting or otherwise cause the Subject SPAC Equity Securities to be counted as present thereat for the purpose of establishing a quorum, (iii) to the fullest extent permitted under applicable Law, waive any dissenters, appraisal or other similar rights, whether such rights are afforded by Law or contract, in respect of the transactions contemplated by the Business Combination Agreement (the “Transactions”) and the Transaction Documents, including the Initial Merger, and (iv) to vote against, or cause to be voted against, or withhold consent, or cause consent to be withheld, with respect to, as applicable, (A) any SPAC Acquisition Proposal or (B) transactions that would materially impede the consummation of the Transactions.

2. Waiver of Anti-Dilution Protection. The Class B Holder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Initial Closing (for itself and for its successors, heirs and assigns), and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the SPAC Class B Ordinary Shares held by them convert into SPAC Class A Ordinary Shares, including those set out in Article 17 of the Amended and Restated Memorandum and Articles of Association of SPAC, in connection with the Transactions or otherwise. SPAC hereby acknowledges and agrees to such waiver. For the avoidance of doubt in connection with the Transactions, the SPAC Class B Ordinary Shares shall convert into SPAC Class A Ordinary Shares on a one-to-one basis.

3. Transfer of Lock-Up Shares.

(a) Except with the prior written consent of the Company before the Acquisition Closing, and PubCo following the Acquisition Closing (such consent to be given or withheld in its sole discretion), the Class B Holder agrees that it will not Transfer any SPAC Class B Ordinary Shares (or any PubCo Common Shares issuable upon conversion thereof) until the earlier of (i) twelve (12) months after the Acquisition Closing and (ii) following the Acquisition Closing (x) if the closing price of the PubCo Common Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Acquisition Closing or (y) the date on which PubCo (or its successor) completes a liquidation, merger, amalgamation, capital stock exchange, reorganization or other similar transaction that results in all of PubCo’s (or such successor’s) shareholders having the right to exchange their PubCo Common Shares for cash, securities or other property (the “Lock-Up Period”). “Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

(b) Notwithstanding the provisions set forth in paragraph 3(a), Transfers of the SPAC Class B Ordinary Share (or any PubCo Common Shares issuable upon conversion thereof) that are held by the Class B Holder is permitted (a) to the SPAC’s officers or directors, any affiliate or family member of any of the SPAC’s officers or directors, any affiliate of the Sponsor or to any members of the Sponsor or any of their affiliates; (b) by gift to a member of the Class B Holder’s immediate family or to a trust, the beneficiary of which is a member of such Class B Holder’s immediate family, an affiliate of such individual or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of such Class B Holder; (d)  pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the Acquisition Closing at prices no greater than the price at which the securities were originally purchased; or (f) in the event of the SPAC’s liquidation prior to the completion of an initial business combination; provided, however, that in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement with PubCo agreeing to be bound by the transfer restrictions herein.

4. Other Agreements.

(a) The Class B Holder understands and acknowledges that (i) SPAC, PubCo and the Company are entering into the Business Combination Agreement in reliance on the Class B Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and (ii) but for the Class B Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with the agreements, covenants and obligations contained in this Agreement, the SPAC, PubCo and the Company would not have entered into the Business Combination Agreement.

(b) The Class B Holder hereby agrees that that certain Registration Rights Agreement, dated January 26, 2021, by and among SPAC, Constellation Sponsor GmbH & Co. KG, a German limited partnership and the other parties thereto will terminate in connection with the Initial Closing.

5. Representations and Warranties of Class B Holder. The Class B Holder represents and warrants, as of the date hereof to SPAC and the Company, as follows:

(a) This Agreement has been duly and validly executed and delivered by the Class B Holder and constitutes a valid, legal and binding agreement of the Class B Holder (assuming that this Agreement is duly authorized, executed and delivered by the other Parties hereto), enforceable against the Class B Holder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(b) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Class B Holder with respect to the Class B Holder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the Transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not prevent or materially impair the ability of the Class B Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(c) None of the execution or delivery of this Agreement by the Class B Holder, the performance by the Class B Holder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Class B Holder is a party, (ii) violate, or constitute a breach under, any Governmental Order or applicable Law to which the Class B Holder or any of their properties or assets are bound or (iii) result in the creation of any Encumbrance upon their Subject SPAC Equity Securities, except, in the case of any of clauses (i) through (iii) above, as would not prevent or materially impair the ability of the Class B Holder to perform, or otherwise comply with, any of their covenants, agreements or obligations hereunder in any material respect.

(d) The Class B Holder is the record and/or beneficial owner, as applicable, of the Subject SPAC Equity Securities, and the Class B Holder has valid, good and marketable title to their Subject SPAC Equity Securities, free and clear of all Encumbrances (other than Transfer restrictions under applicable securities Laws, under the Organizational Documents of SPAC or under that certain Letter Agreement, dated January 26, 2021, by and among SPAC and its initial shareholders, directors and officers (as further amended by and among, the Company, its directors and officers, the Class B Holder and other parties thereto, on January 30, 2023)) (the “Letter Agreement”). Except for the Class B Holder’s SPAC Shares set forth on Exhibit A, the Class B Holder does not own, beneficially or of record, any Equity Securities of SPAC or have the right to acquire any Equity Securities of SPAC. The Class B Holder has the sole right to vote (and provide consent in respect of, as applicable) the SPAC Shares set forth on Exhibit A and, except for this Agreement, the Organizational Documents of SPAC, or any proxy given for purposes of voting in favor of the Transaction Proposals, the Class B Holder is not party to or bound by (i) any option, warrant, purchase right, or other contract that would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require the Class B Holder to Transfer any Subject SPAC Equity Securities or (ii) any voting trust, proxy or other contract with respect to the voting or Transfer of any of the Subject SPAC Equity Securities in a manner inconsistent with the requirements of this Agreement.

(e) There is no Action pending or, to the Class B Holder’s knowledge, threatened in writing against or involving any Class B Holder or any of their Affiliates that, if adversely decided or resolved, would reasonably be expected to prevent or materially impair the ability of the Class B Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect or consummate the transactions contemplated by the Business Combination Agreement.

6. Termination. This Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the (i) termination of the Lock-Up Period or (ii) termination of the Business Combination Agreement in accordance with its terms. Upon such termination of this Agreement, all obligations of the Parties under this Agreement will terminate, without any liability or other obligation on the part of any Party hereto to any Person in respect hereof or the transactions contemplated hereby, and no Party hereto will have any claim against another (and no Person will have any rights against such Party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement will not relieve any Party hereto from liability arising in respect of any willful and material breach of, or actual fraud, in connection with, this Agreement prior to such termination. Sections 6 to 15 of this Agreement will survive the termination of this Agreement.

7. Reserved.

8. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Transaction Document by any party(ies) thereto against any other party(ies) thereto on the terms and subject to the conditions therein and except for claims based on or for fraud, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby will be asserted against the Company Parent or any Company Parent Affiliate (other than the Party hereto, on the terms and subject to the conditions set forth herein) or any SPAC Affiliate or Sponsor Affiliate, and (b) none of the Company Parent, any Company Affiliate (other than the Party hereto, on the terms and subject to the conditions set forth herein) or any SPAC Affiliate or Sponsor Affiliate will have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement, except, in each case, as provided herein or in any Transaction Document to which such entity is a party.

9. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by each Party hereto. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assignable by any Party without the other Party’s prior written consent (to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 9 will be void.

10. Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given) (i) by delivery in person, (ii) by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or receipt of a similar message that such email was not deliverable or not received by such intended recipient)), or (iii) by nationally recognized overnight delivery service to the other Parties as follows:

If to the SPAC, to:

Constellation Acquisition Corp. I
1290 Avenue of the Americas, 10th Floor

New York, NY 10104

Attention: Chandra R. Patel; Jarett Goldman
Email: crpatel@antarcticacapital.com; jgoldman@antarcticacapital.com with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Lauren Colasacco, P.C., Peter Seligson, P.C., Monica Ruiz

Email: lauren.colasacco@kirkland.com; peter.seligson@kirkalnd.com; monica.ruiz@kirkland.com

If to the Company, to:

HiTech Minerals, Inc.

241 Ridge Street Suite 210

Reno, Nevada 89501

Attention: Ian Rodger

Email: Ian@jindaleelithium.com

If to the Class B Holder, to:

[●]

or to such other address as the Party to whom notice is given may have furnished following the date of this Agreement and prior to such notice to the others in writing in the manner set forth above.

11. No Third-Party Beneficiaries. This Agreement will be for the sole benefit of the Parties and their respective successors and permitted assigns (which will, for the avoidance of doubt, include any successor to SPAC, which successor will be bound by all obligations and entitled to enforce all rights of SPAC under this Agreement) and is not intended, nor will be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or will constitute the Parties, partners or participants in a joint venture.

12. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and undertakings, including for the avoidance of doubt, the Letter Agreement, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement. The restrictions on Transferring PubCo Common Shares under this Agreement will be unaffected by any other restrictions on Transferring PubCo Common Shares under any other agreement to which the Class B Holder is a party.

13. Fees and Expenses.  Without limiting the rights under the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the Party incurring such fees or expenses.

14. Remedies.  The Parties agree that irreparable damage would occur in the event that either Party does not perform such Party’s respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions.  It is accordingly agreed that each Party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity.  Each Party agrees that such Party will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

15. Construction; Miscellaneous. Sections 1.2, 11.7, 11.8, 11.9, 11.11, 11.13, 11.14, 11.15, 11.16, 11.19 of the Business Combination Agreement will apply to this Agreement, mutatis mutandis.

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IN WITNESS WHEREOF, the Class B Holder, SPAC and the Company have each caused this Agreement to be duly executed as of the date first written above.

[●]

IN WITNESS WHEREOF, the Class B Holders, SPAC and the Company have each caused this Agreement to be duly executed as of the date first written above.

SPAC:

CONSTELLATION ACQUISITION CORP. I

By:
Name:
Title:

[Signature Page to Class B Holders Support Agreement]

IN WITNESS WHEREOF, the Class B Holders, SPAC and the Company have each caused this Agreement to be duly executed as of the date first written above.

COMPANY:

HiTech Minerals Inc.

By:
	Name:	Lindsay Dudfield
	Title:	President

[Signature Page to Class B Holders Support Agreement]

Exhibit A

Class B Holder – SPAC Shares